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                                                                 Exhibit 10.12.4
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NationsBank N.A.
Commercial Ranking
6610 Rock ledge Drive
Bethesda, MD 20817


NationsBank

March 23, 1999

Mr. Brad Mullinax
Chief Financial Officer
ACSYS, Inc.
75 14th Street
Suite 2200
Atlanta, GA 30309

Dear Brad:

Per your request, NationsBank has agreed to waive the step down on ACSYS, Inc.'s Revolving Credit Facility for one year. As a result, the "Total Revolving Credit Commitment" will remain at $40 million though April 30, 2000 as reduced from time to time in accordance with Section 2.07 of the Credit Agreement. This is a one-time waiver of this provision and shall not be deemed to be a waiver or amendment of any other term or condition of the Credit Agreement, Notes or other Loan Documents.

Sincerely,

/s/ Barbara P. Levy
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Barbara P. Levy
Senior Vice President